Exhibit 4.1

AMENDMENT NO. 4 TO CONVERTIBLE PROMISSORY NOTE AND AMENDMENT TO LETTER AGREEMENT

This Amendment No. 4 to Convertible Promissory Note and Amendment to Letter Agreement (this “Amendment”) is effective as of September 30, 2023 (the “Effective Date”), by and between Seelos Therapeutics, Inc., a Nevada corporation (the “Company”), and Lind Global Asset Management V, LLC, a Delaware limited liability company (together with its successors and representatives, the “Holder”) and amends: (i) that certain Convertible Promissory Note No. 1 in the initial principal amount of $22,000,000 and due November 23, 2024, issued by the Company to the Holder on November 23, 2021, as amended on December 10, 2021, on February 8, 2023 and on May 19, 2023 (as so amended, the “Note”), and (ii) that certain letter agreement with the subject line “Convertible Promissory Note”, dated September 21, 2023, by and between the Company and the Holder (the “Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Note or that certain Securities Purchase Agreement, dated as of November 23, 2021, by and between the Company and the Holder (as amended and in effect from time to time, the “Purchase Agreement”).

RECITALS

Whereas, the Company issued the Note to the Holder pursuant to the Purchase Agreement;

Whereas, the Company and the Holder desire to amend certain provisions of the Note and the Letter Agreement as set forth herein; and

Whereas, pursuant to Section 5.8 of the Note, the Note may be amended by an instrument in writing signed by the Company and the Holder.

Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.            Increase in Principal Amount. Effective as of the Effective Date, the Outstanding Principal Amount of the Note shall be increased by $3,631,528, such that the Outstanding Principal Amount as of the Effective Date (after giving effect to any amounts repaid under the Note on the Effective Date) shall be $16,837,084.

2.            Section 1.2. Section 1.2 of the Note is hereby amended and restated in its entirety to now read:

“Interest. Subject in all cases to the provisions set forth in Section 2.2, the entire unpaid Outstanding Principal Amount of this Note outstanding shall bear interest at an annual rate of (a) five percent (5%) per annum during the period beginning on the date that is the first anniversary of the Issuance Date (such date, the “Payment Commencement Date”) through and including September 30, 2023, and (b) twelve percent (12%) per annum during the period of October 1, 2023 and ending on the date on which the entire unpaid principal amount of this Note has been paid in full, which amounts shall be payable as set forth in Section 1.3 below.”

3.            Section 2.1(r). Section 2.1(r) of the Note is hereby amended and restated in its entirety to read as follows:

“(r)         at any time on or after March 28, 2024, the Maker shall fail to maintain an aggregate minimum balance equal to 50% of the then Outstanding Principal Amount or more in cash or cash equivalents with one or more financial institutions;”

4.            Right to Require Repayment upon Equity Issuances. A new Section 4.1(h) is hereby added to the Note as follows:

“(h)        If, at any time while this Note remains outstanding, the Company issues any New Securities for cash consideration to the Company other than pursuant to an Exempt Issuance (as defined in Amendment No. 4 to this Note, but excluding clause (v) of such definition) (an “Equity Issuance”), the Company shall notify the Holder within two (2) Business Days of the Equity Issuance and, unless otherwise waived in writing by and at the discretion of the Holder within three (3) Business Days of receipt of a notice from the Company to the Holder that the Company has issued such New Securities, the Company will, no later than two (2) Business Days after receiving the proceeds of such New Securities, utilize 25% of the net cash proceeds of the Equity Issuance to repay this Note. For the avoidance of doubt, the aggregate dollar amount of the purchase price of any New Securities purchased or otherwise acquired by the Holder in an Equity Issuance shall be included in the calculation of the amount of net cash proceeds of such Equity Issuance. To the extent that any net cash proceeds of an Equity Issuance are used to repay this Note pursuant to this Section 4.1(h), the amount so repaid (the “Repayment Amount”) shall be applied as a reduction in the total Outstanding Principal Amount of this Note and credited toward (and reduce) up to the full amount of the subsequent Monthly Payment following the payment of the Repayment Amount and each subsequent Monthly Payment thereafter until the full Repayment Amount has been credited to Monthly Payments; provided that for purposes of the foregoing, each Repayment Amount shall be deemed to be a payment of each applicable Monthly Payment in cash and therefore made in the amount of 105% of each such Monthly Payment in accordance with Section 1.4 hereof. For clarity, the amount of the reduction in the total Outstanding Principal Amount (and of each applicable Monthly Payment) as a result of an Equity Issuance shall be equal to the quotient obtained by dividing the applicable Repayment Amount for such Equity Issuance by 1.05. Furthermore, for avoidance of doubt, any Repayment Amounts shall not be credited toward (or reduce) any Interest Payment and each scheduled Interest Payment shall be due and payable on the applicable scheduled Interest Payment Date.”

5.            Waivers. The Holder hereby agrees to forebear, from the date hereof through March 28, 2024 (the “Forbearance Period”) from exercising any right the Holder may have to assert or claim that a Material Adverse Effect has occurred as a result of any event, occurrence, fact, condition or change that occurred or occurs at any time on or prior to September 30, 2023, and, in connection therewith, further agrees, during the Forbearance Period, to forbear from exercising any right with respect to any Event of Default that may have occurred pursuant to Section 2.1(s) of the Note or as a result of any alleged breach by the Company of Section 2.1(s) of the Note as a result of any event, occurrence, fact, condition or change that occurred or occurs at any time on or prior to September 30, 2023. The Holder expressly retains the right to assert any Event of Default with respect to Section 2.1(s) of the Note as a result of any event occurrence, fact, condition or change that occurred or occurs after September 30, 2023. Notwithstanding anything to the contrary contained herein, the Holder acknowledges that the Company’s execution of this Amendment shall not be construed as an admission or acknowledgement by the Company that: (A) any event, occurrence, fact, condition or change has occurred that constitutes a Material Adverse Effect, or (B) the Holder has a right to assert that an Event of Default has occurred pursuant to Section 2.1(s) of the Note, and the Company’s execution of this Amendment shall be deemed to be without prejudice to the Company in this regard. In addition, the Holder hereby waives any Event of Default which has occurred prior to the date hereof as a result of any failure by the Company to comply with the covenant contained in Section 2.1(r) of the Note through and including the date hereof, including any obligation by the Company to notify the Holder of any such Event of Default (provided, for the avoidance of doubt, that such waiver shall not apply to the Company’s obligations with respect to Section 2.1(r) of the Note from and after the date hereof).

6.            Requisite Stockholder Approval. The Company agrees to use its reasonable best efforts to seek, at a special or annual meeting of the stockholders of the Company to be scheduled to be held no later than January 16, 2024 (the “Stockholder Meeting”), the Requisite Stockholder Approval (as defined below); provided that the Stockholder Meeting may be postponed or adjourned if the Company determines in good faith, with the Holder’s written consent, that such postponement or adjournment is necessary or advisable in order to solicit additional votes or to obtain a quorum to transact business at the Stockholder Meeting. The Company will prepare and file with the United States Securities and Exchange Commission a proxy statement to be sent to the Company’s stockholders in connection with the Stockholder Meeting (the “Proxy Statement”). The Proxy Statement shall include the recommendation of the board of directors of the Company (the “Board”) that the holders of shares of Common Stock vote in favor of the Requisite Stockholder Approval. If the Requisite Stockholder Approval is not obtained at or prior to the Stockholder Meeting, the Company will hold an annual or special meeting of the stockholders of the Company for the purposes of obtaining such Requisite Stockholder Approval no less often than once per calendar quarter following the date of the Stockholder Meeting until the Requisite Stockholder Approval is obtained, and the Board will recommend that the holders of shares of Common Stock vote in favor of the Requisite Stockholder Approval at each such meeting. For purposes of this Amendment, “Requisite Stockholder Approval” shall mean the stockholder approval contemplated by Nasdaq Listing Rule 5635(d) with respect to the approval of the issuance of shares of Common Stock in excess of the limitation on the number of shares issuable under the Note as set forth in Section 3.8 of the Note, as well as any other shares issuable to the Holder pursuant to the Purchase Agreement.

7.            Rights to Future Stock Issuances.

(a)            Subject to the terms and conditions of this Section 7 and applicable securities laws, if, at any time while the Note remains outstanding, the Company proposes to offer or sell any New Securities (as defined below) for cash consideration (a “Subsequent Financing”), the Holder shall have the right to participate therein in an amount equal to the lesser of: (i) fifty percent (50%) of the New Securities offered in the Subsequent Financing and (ii) $5,000,000 of the New Securities offered in the Subsequent Financing.

(b)            By no later than 7:30 p.m. Eastern Time on the day prior to the proposed pricing date of the Subsequent Financing, the Company shall give notice (the “Offer Notice”) to the Holder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(c)            By notification to the Company by no later than 7:00 a.m. Eastern Time on the day immediately following the date the Offer Notice is given (the “Notice Termination Time”), the Holder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to the lesser of: (i) fifty percent (50%) of the New Securities offered in the Subsequent Financing and (ii) $5,000,000 of the New Securities offered in the Subsequent Financing. If the Company receives no such notice from the Holder as of such Notice Termination Time, the Holder shall be deemed to have notified the Company that it does not elect to participate in such Subsequent Financing. The closing of any sale pursuant to this Section 7 shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of the initial sale of the New Securities pursuant to this Section 7(d).

(d)            The Company may, during the three (3) Business Day period following the expiration of the period provided in Section 7(b), offer and sell the remaining portion of such New Securities to any Person or Persons at a price not less than, and upon terms generally no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Holder in accordance with this Section 7.

(e)            The participation right in this Section 7 shall not be applicable to any at-the-market offering or any “Exempt Issuance” which, for purposes of this Amendment, an Exempt Issuance shall mean (i) equity securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock, (ii) shares of Common Stock or rights, warrants or options to purchase Common Stock issued to employees, directors or consultants of the Company or any of its Subsidiaries pursuant to a plan, agreement or arrangement approved by the Board (“Equity Plans”), (iii) shares of Common Stock actually issued upon the exercise of options, warrants or shares of Common Stock actually issued upon the conversion or exchange of any securities convertible into Common Stock, in each case issued to employees, directors or consultants of, the Company or any of its Subsidiaries pursuant to an Equity Plan and provided that such issuance is pursuant to the terms of the applicable option, warrant or convertible security, (iv) shares of Common Stock actually issued upon the exercise, conversion or exchange of the Note, (v) shares of Common Stock actually issued upon the exercise, conversion or exchange of securities (other than the Note) exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Amendment, provided that such securities have not been amended since the date of this Amendment to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities or to extend the term of such securities (in ease case, other than in connection with stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events occurring after the date hereof); provided, further, that it is understood that such securities will not be deemed to have been amended if the terms of such securities are automatically changed in accordance with their terms as such terms exist on the date of this Amendment, such as a decrease in their exercise price due to an anti-dilution provision, (vi) up to an aggregate of 2,500,000 shares of Common Stock (as adjusted for stock splits, recapitalizations and similar transactions) issued to consultants, advisors or vendors of the Company, or (vii) shares of Common Stock issued as consideration for an Acquisition.

(f)            For purposes of this Amendment and the Note, “New Securities” means, collectively, equity or debt securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity or debt securities, or securities of any type whatsoever that are, or may become convertible or exchangeable into or exercisable for such equity or debt securities (and, for the avoidance of doubt, include any securities issued in connection with an at-the-market offering) (and Section 5.14 of the Note is hereby amended by inserting such definition of “New Securities” in the appropriate alphabetical order).

8.            Amendment to Letter Agreement. The following language is hereby added at the end of the first sentence of Section 2 of the Letter Agreement:

“; provided, however, that the aggregate number of shares of Common Stock issuable pursuant to this clause (ii) shall not exceed an aggregate of 1,877,084 shares of Common Stock (as adjusted for stock splits, recapitalizations and similar transactions), and the Holder shall not have the right to convert pursuant to this clause (ii) any portion of the remaining amount of the Monthly Payment that would have otherwise been due on September 24, 2023 to the extent it would result in the Company issuing more than an aggregate of 1,877,084 shares of Common Stock (as adjusted for stock splits, recapitalizations and similar transactions). For clarity, any amounts not converted into shares of Common Stock due to the proviso in the preceding sentence shall be subject to the provisions set forth in Section 3.6 of the Note.”

9.            Effectiveness. This Amendment is effective as of the date hereof. From and after the effectiveness of this Amendment, each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Note” and each other similar reference contained in the Note shall refer to the Note, as amended hereby. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the parties under the Note, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Note.

10.          Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without reference to principles of conflict of laws or choice of laws.

11.          Counterparts. This Amendment may be executed in two identical counterparts, both of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Signature pages delivered by facsimile or e-mail shall have the same force and effect as an original signature.

12.          Fees and Expenses. The Company shall reimburse the Holder for up to $10,000 of any actual, documented and reasonable fees and disbursements of one counsel of the Holder’s choosing in connection with the preparation of this Amendment.

[Signature Page Follows]

The parties hereto have executed this Amendment No. 4 to Convertible Promissory Note and Amendment to Letter Agreement as of the date first written above.

THE company:

SEELOS THERAPEUTICS, INC.

By:	/s/ Raj Mehra, Ph.D.
Name: Raj Mehra, Ph.D.
Title: President and Chief Executive Officer

THE HOLDER:

LIND GLOBAL ASSET MANAGEMENT V, LLC

By:	/s/ Jeff Easton
Name: Jeff Easton
Title: Managing Member

[Signature Page to Amendment No. 4 to Convertible Promissory Note and amendment to Letter Agreement]